Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

Psychemedics Corporation

(Name of the Issuer and Name of Person Filing Statement)

Table 1 – Transaction Value

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$2,987,223.65	(1)	$0.00014760	$440.92	(2)
Fees Previously Paid	—			—
Total Transaction Valuation	$2,987,223.65
Total Fees Due for Filing				$440.92
Total Fees Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$440.92

(1)	Calculated solely for the purpose of determining the filing fee for this transaction in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on the product of (i) $2.35, the cash payment for each share of common stock, $0.005 par value per share (“common stock”), of Psychemedics Corporation in lieu of the issuance of fractional shares to holders of record of less than 6,000 shares of common stock after the proposed reverse stock split described in this Schedule 13E-3, and (ii) 1,271,159 the estimated number of shares of common stock subject to the transaction described in this Schedule 13E-3.

(2)	The filing fee was calculated in accordance with Rule 0-11(b) under the Exchange Act by multiplying the assumed Transaction Valuation by the Fee Rate.